EXHIBIT 10.35

License Agreement Term Sheet

Parties

Qrons Inc., a Wyoming Corporation

Dr. Ido Merfeld

Professors Benjamin Sredni & Michael Albeck (“The Professors”)

Background:

1.	This Agreement shall commence on 17/07/2023 (“Effective Date”).

2.	The Professors are the inventors of certain patents, applications, processes and possess certain related know-how particularly as to AS101 Tellurium based compounds, (the “Background IP”). The Professors agree to license the Background IP to Qrons.

3.	Dr. Ido Merfeld, President of Qrons (“Merfeld”) is the inventor of certain patents and possess certain related know-how particularly as to Pseudopolyrotaxanes and Cyclodextrins, all owned by Qrons (“Qrons IP”).

4.	The Professors shall grant Qrons an exclusive world-wide, perpetual license to the Background IP, unless the Background IP is returned subject to clauses 11 and 12.

5.	The Background IP, independently or together with the Qrons IP will be used as part of a new research program allowing for the use of all Background IP by Qrons to experiment and commercialize the therapeutic effect of certain Tellurium based compounds on antibiotic resistance bacterial infections, Sepsis and Traumatic brain injuries (“Tellurium Research”).

6.	The Tellurium Research will be allowed to expand to include other indications as progress warrants and agreed by the parties. In connection therewith the Professors and Merfeld as co-inventors will enter into a new patent filing for treating sepsis with certain Tellurium based compounds independently and in combination with Cyclodextrins, to be known as the “New Patent.” The New patent will be assigned to Qrons, subject to Qrons rights under this license agreement.

7.	As part of the Tellurium research program The Professors will join Qrons’ Scientific Advisory Board.

8.	All new intellectual properties and/or Know-how discovered and/or generated, by The Tellurium Research (Forward IP) will be the sole property of Qrons.

9.	All the Background IP will remain to be the sole property of the Professors until an exit event occurs subject to clause 16.

10.	All additional patents developed, invented or otherwise during the course of the Tellurium Research shall be filed, prosecuted, and maintained by Qrons through its patent counsel IPK, or if not IPK then such other counsel selected by Qrons and reasonably acceptable to the Professors, all upon consultation with the Professors.

1

11.	Qrons and the Professors will share the expenses relating to the filing, prosecution and maintenance of the provisional period of the New Patent. Thereafter, all expenses related to the New Patent shall be the sole responsibility of Qrons.

12.	Qrons shall raise the necessary $2 million funds to support the Tellurium Research. If within a year after the commencement of the Agreement, Qrons fails to raise at least $2 million, this license agreement will be terminated unless agreed otherwise by the parties.

13.	If Qrons shall (i) fail to prosecute and maintain in due order the New Patent or (ii) fail to launch a Phase 1 program with the FDA or a comparable European regulatory agency for at least one Tellurium based treatment on or before the three-year (3) anniversary of the Effective date of this license agreement, then the Professors may terminate the License.

In the case of termination of this Agreement, Qrons shall at the request of the Professors transfer The assignment of the New Patent and the ownership of files, documents, research and new Know How, in relation to the sepsis research, to the Professors & Merfeld. Merfeld agrees to this, both in his corporate capacity as President of Qrons and confirms so in his individual capacity as well, as set forth by his signature below. For avoidance of any doubt, this section shall also apply in the case of the intellectual property and/or any Know How or research mentioned above, has not been registered as a patent.

14.	As consideration for joining the Scientific Advisory Board, The Professors shall each receive a grant of 150,000 options exercisable at $0.50 (half dollar) with one-third (1/3) being immediately exercisable, and an additional one-third (1/3) exercisable on each of the first- and second-year anniversary dates of the Agreement. Each option shall have a 3-year term for which to exercise the option. If the Company is interested in extending the capacity of the Professors as advisors, a new advisory board agreement will be made between the Parties.

15.	As consideration for joining the Business Advisory Board, Adv. Avichai Isaschar and Hananel Levy shall each receive a grant of 50,000 option exercisable at $1.00. (one dollar) each with one-third (1/3) being immediately exercisable, and an additional one-third (1/3) exercisable on each of the first- and second-year anniversary dates of the Agreement. Each option shall have a 3-year term for which to exercise the option.

16.	In consideration of the Background IP, Qrons will issue to the Professors, to be held as directed by them a total of 800,000 stock options exercisable to purchase shares of Qrons common stock at an exercise price of $1.00 per share, fifty percent (50%) which shall be exercisable on the Effective date of the Agreement and the balance exercisable 1 years from the Effective date of the Agreement. It should be noted that, in the event that the professors request to receive back the rights to the New patent (in accordance with the conditions listed above), All un-exercised options will expire.

2

17.	In consideration of licensing the Background IP, Qrons shall pay the Professors an earned Royalty of 2% (1% each) Net Sales of any Tellurium based transactions, anywhere in the World and pay to the Professors fifteen percent (15%) of all Sublicense Consideration received by Qrons and each Affiliate under a Sublicense.

18.	In the case of a Qrons Exit Event as defined below the Professors shall transfer full ownership of the Background IP to Qrons and in exchange receive two percent (2%) (1% each) of any consideration received by Qrons as part of such Exit Event.

19.	An Exit Event shall mean any of the following of the Company (i) a firmly underwritten public offering of the Company’s shares pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the receipt of proceeds by Qrons of at least $25 million (ii) a consolidation, merger or reorganization of the Company with or into, any other entity, other than a transaction in which shareholders of the Company immediately prior to the transaction, hold in the aggregate, more than 50% of the securities of the surviving company after the transaction on a fully diluted basis; (iii) a sale of all or substantially all of the shares and/or the assets of the Company, to persons or entities who were not shareholders of the Company; (iv) any transaction in which shareholders of the Company entered into a transaction for the sale of more than 50% of the outstanding share capital of the Company or (v) any event where the Parties shall mutually agree that such event shall be declared an Exit Event.

20.	The definitive agreement shall contain customary Confidential provisions, recognizing that Qrons as public company is obligated to comply with U.S. securities laws as to certain disclosures. Qrons will also issue press releases, so as to enhance its securities profile.

3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Name:	Prof. Benjamin Sredni	Name: Prof.	Michael Albeck	Name:	Dr. Ido Merfeld
Signature	/s/ Benjamin Sredni	Signature	/s/ Michael Albeck	Signature	/s/ Ido Merfeld

Name:	Adv. Avichai Isaschar	Name:	Adv. Hananel Levy
Signature	/s/ Avichai Isaschar	Signature	/s/ Hananel Levy

Qrons

Name:	Jonah Meer

Capacity:	CEO

Signature	/s/ Jonah Meer

4